SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549



                            FORM 8-K

                         CURRENT REPORT



               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



                         Date of Report
                       September 24, 1997



               KANSAS CITY LIFE INSURANCE COMPANY
     (Exact Name of Registrant as Specified in its Charter)



                            Missouri
         (State or Other Jurisdiction of Incorporation)



        2-40764                           44-0308260
(Commission File Number)     (IRS Employer Identification Number)



         3520 Broadway, Kansas City, Missouri 64111-2565
             (Address of Principal Executive Office)



                         (816) 753-7000
      (Registrant's Telephone Number, including Area Code)

Item 2.     Acquisition and Disposition of Assets.

     On September 11, 1997, pursuant to a Coinsurance and Servicing Agreement (the "Agreement") dated September 4, 1997 between Kansas City Life Insurance Company (the "Company") and Security Benefit Life Insurance Company ("Security Benefit"), the Company acquired a block of approximately 100,000 traditional and interest sensitive life insurance policies. Security Benefit transferred to the Company approximately $300 million in cash, equal to the policy reserves, less a ceding commission of $62.4 million representing consideration paid by the Company for the acquired policies. Under the terms of the Agreement, the Company assumed the policy liabilities and also agreed to indemnify Security Benefit for the "Extra Contractual Obligations", as such term is defined in the Agreement.

     The block of policies acquired, which represent approximately $4.0 billion of insurance in force, generated approximately $30.1 million of statutory premiums in 1996. Investments equal to the policy reserves are held in a trust to secure payment of the estimated liabilities relating to the policies.

     Security Benefit solicited indications of interest from a selected group of companies. The Company submitted an offer using financial and actuarial analyses, as well as other criteria. The final terms and conditions of the Agreement, including the purchase price, were determined following negotiations between the Company and Security Benefit. Funds for the purchase were generated internally.

     The Company, founded in 1895, operates nationwide with head-quarters in Kansas City, Missouri. The Company's major sales emphasis is life insurance and annuities. Revenues in 1996 were $422.0 million. Prior to this acquisition, life insurance in force totaled $22.3 billion, assets equaled $3.0 billion and stock-holder's equity totaled $0.5 billion. The Company operates in 48 states and the District of Columbia.

     Security Benefit is a mutual life insurer headquartered in Topeka, Kansas. At the end of its last fiscal year, it had assets of $5.3 billion and stockholder's equity of $0.4 billion last year end.

Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits.

     10.1  Coinsurance and Servicing Agreement dated September 4,
1997 between Kansas City Life Insurance Company and Security
Benefit Life Insurance Company.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               KANSAS CITY LIFE INSURANCE COMPANY
                                          (Registrant)



                               By:    /s/ C. John Malacarne
                               C. John Malacarne, Vice President,
                                 General Counsel and Secretary


September 24, 1997
     (Date)